CONTRACT FOR MANAGEMENT OF SINGLE FAMILY HOUSE

This contract for management of single family house (this "Agreement") dated March 20, 2006, is made by and between Residential Income Properties, Inc., a New York corporation, entitled to receive mail at Post Office Box 202, Wyoming, New York 14591-0202 ("Owner"), and Michael H. Troso whose address is 217 Sand Dollar Road, Indialantic, Florida 32903-2111 ("Agent.")

1. Agency. The Owner hereby employs the Agent to rent or lease and manage the Owner's single family residence located and described as follows: 103 Sharon Drive, Melbourne, Brevard County, Florida (the "Property").

2. Duties of Agent. In order to properly manage and rent or lease the property, the Agent shall have the following duties and responsibilities:

   a. Best Efforts. The Agent shall use its best efforts to attract and retain tenants for the property.

   b. Lease Negotiations. The Agent shall handle all negotiations with tenants with respect to rental agreements and/or leases. All such agreements are subject to the approval of the Owner. However, the Owner may provide the Agent with authorization to rent or to let the Property under certain specified terms and conditions.

   c. Employees. The Agent shall employ, supervise, discharge, and pay all employees or independent contractors who are reasonably required in the proper management and operation of the Property. The Agent shall pay all employees and independent contractors and fully complete all necessary Federal Tax Returns and payments of related taxes on behalf of the Agent. No person, including the Agent, shall be deemed to be a direct employee or independent contractor of Owner.

   d. Supplies. The Agent shall purchase all necessary supplies for the proper management of the property. This includes heating fuel where applicable.

   e. Repairs and Maintenance. The Agent shall contract for or undertake the making of all necessary repairs and the performance of all other necessary work for the benefit of the property including all required alterations to properly carry out this Agreement. However, no expenses shall be incurred for such matters in excess of Fifty Dollars ($50.00) for any single item without the express consent of the Owner, except where required during an emergency.

   f. Expenses. From the rents received the Agent shall pay all operating expenses and such other expenses as requested by the Owner. This may include the payment of taxes.

   g. Miscellaneous. The Agent shall also perform all other necessary tasks and do all other things as required for the proper management, upkeep, and operation of the property as customarily be performed by a managing agent for this type of property. This includes handling of all inquiries and requests from the tenants.

   h. Collection of Rents. The Agent shall collect the rents and other income from the property promptly when such amounts come due taking all necessary steps to collect same and performing all reasonable acts on behalf of the Owner for the protection of the Owner in collection of such amounts.

i. Financial Records. All monies collected by the Agent shall be deposited into a special bank account or accounts maintained by Agent as required by the Owner. Such monies of the Owner shall not become mingled with funds of the Agent. However, the Agent may withdraw monies from such accounts as necessary to properly perform this Agreement and in payment of compensation as required by this Agreement. The Agent shall provide the Owner with periodic statements accounting for all expenses and will open its records to the Owner upon demand.

j. Payments to Owner. The Agent will make payments to the Owner of any net proceeds, after expenses and management fees, from time to time from the funds being held by the Agent.

3. Compensation of Agent. The Owner shall pay the Agent as full compensation for the services of the Agent the sum of Three Hundred Dollars ($300) per month. These amounts shall be payable to the Agent when such funds become available from the amounts collected by the Agent according to this Agreement.

4. Duties of the Owner. The Owner will provide all necessary documents and records and fully cooperate with the Agent in all matters with respect to this Agreement. The Agent will provide the Owner with evidence of insurance, which evidence the Owner shall examine to determine the adequacy of coverage. If necessary, additional insurance of changes in insurance coverage may be made upon the approval of the Owner.

5. Indemnity. The Owner shall indemnify and hold the Agent completely harmless with respect to liability and damages, costs, and expenses in connection with any damage or injury whatsoever to persons or property arising out of the use, management, operation, occupation, ownership, maintenance or control of the property, or out of any matter or thing with respect to which it is elsewhere in this Agreement provided or agreed that the Agent shall not be under responsibility. However, the Owner will not indemnify the Agent against the willful misconduct of the Agent.

6. Term of Contract. This Agreement shall continue for a period of five (5) years from the date hereof, and shall continue to remain in full force and effect unless terminated by either party upon written notice sent to the other party not less than fifteen (15) days before any expiration date.

7. Termination of Contract. This Agreement may be terminated at any time by the Owner upon giving the Agent 30 (thirty) days' written notice in the event of a *bona fide* sale of the property, and without notice in the event the Agent fails to discharge the duties of the Agent faithfully in the manner herein provided, or, this Agreement may be terminated by the Agent upon 30 (thirty) days' written notice to Owner for any reason the Agent deems necessary or appropriate.

8. Notices. All written notices to the Owner or to the Agent may be addressed and mailed, by United States registered mail, to the address above written.

9. Modification. This Agreement may not be modified, altered, or amended in any manner except by an agreement in writing executed by the parties hereto.

10. Benefits. This Agreement is binding upon the parties hereto, their representatives, successors and assigns.

11. Governing Law. This Agreement shall be governed by the laws of the State of Florida for contracts made and performed in that state.

IN WITNESS WHEREOF, each undersigned party has caused this Agreement to be executed by an authorized party acting on its behalf on this twentieth day of March 2006.

RESIDENTIAL INCOME PROPERTIES, INC.,
a New York corporation ("Owner")

Randolph S. Hudson
President

MICHAEL H. TROSO,
an individual principally residing in the State of Florida ("Agent")

Michael H. Troso